Exhibit 10

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is between Patterson Companies, Inc., on behalf of itself, its affiliated and related entities, and any of their respective direct or indirect subsidiaries (collectively referred to herein as the “Company” or “Patterson”), and Ann B. Gugino (referred to herein as “Executive”) (Patterson and Executive are collectively referred to herein as “Parties”). This Agreement is effective fifteen (15) days from the date on which it is signed by all Parties hereto (“Effective Date”).

WHEREAS, Executive is employed as Patterson’s Executive Vice President, Chief Financial Officer and Treasurer;

WHEREAS, the Parties have reached a mutual agreement by which Executive’s employment with Patterson will end effective July 31, 2018;

WHEREAS, the Parties agree that in the interim prior to Executive’s separation Executive will remain employed at Patterson; and

WHEREAS, the Parties desire to set forth the terms under which Executive will be employed prior to her separation;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed by and between the Parties as follows:

I.	EMPLOYMENT TRANSITION AND SEPARATION

A.	Transition Date. Executive will transition from her current position as Executive Vice President, Chief Financial Officer and Treasurer to Special Advisor effective March 1, 2018 (the “Transition Date”). As of the Transition Date, Executive agrees to resign from any and all officer and director positions she then holds with the Company. In her role as Special Advisor, Executive will perform special project consulting on an as-needed basis, as reasonably requested by the Company.

B.	Separation Date. Executive’s employment at Patterson as Special Advisor will end effective July 31, 2018 (the “Separation Date”). The period between the date of Executive’s execution of this Agreement and the Separation Date or earlier termination date shall be referred to as the “Transition Period.” Executive remains subject to termination for Cause (as defined herein) during the Transition Period.

II.	TRANSITION PERIOD

The following terms shall apply during the Transition Period, conditioned upon Executive’s continued employment during that time:

A.	Salary. Executive shall be paid her current salary during the Transition Period. Executive shall receive no salary after the Transition Period.

B.	Non-Equity Incentive Plan Compensation. Executive shall remain eligible to receive non-equity incentive plan compensation for the fiscal year ending April 28, 2018 under the Company’s Management Incentive Compensation Plan. Executive shall not receive any other additional non-equity incentive plan compensation.

C.	Health and Welfare Benefits. All health and welfare benefits applicable to Executive shall continue in effect subject to plan terms during the Transition Period. Thereafter, Executive shall be permitted to elect to continue health coverage then in effect under Patterson’s plan pursuant to COBRA, 26 U.S.C. § 9801 et seq.; provided, however, that the cost of any such coverage shall be at Executive’s expense. In addition, Executive shall be permitted to continue her coverage under the Company’s group life insurance policy, and then convert that coverage to an individual policy, subject to the terms of the group policy and applicable law, and she shall be responsible for the premiums on such continued and converted coverage.

D.	Restricted Stock Awards/Restricted Stock Units. Executive’s unvested Restricted Stock Awards (“RSAs”) and Restricted Stock Units (“RSUs”) under the Company’s Amended and Restated Equity Incentive Plan and the Company’s 2015 Omnibus Incentive Plan (collectively, the “Equity Incentive Plans”) shall continue to vest during the Transition Period. Pursuant to the terms of the Executive’s Restricted Stock Award Agreements and Restricted Stock Unit Award Agreements, Executive agrees that any RSAs and RSUs that have not vested on or prior to the end of the Transition Period are forfeited and cancelled. For avoidance of doubt, Executive shall not receive any additional RSAs or RSUs during the Transition Period.

E.	Capital Accumulation Plan. Company and Executive agrees that Section 5(g)(iii) of the Company’s Capital Accumulation Plan (“CAP”) applies as of the Separation Date or earlier termination date.

F.	Employee Stock Ownership Plan (ESOP). Company and Executive agree that Executive will be eligible for allocations in accordance with the terms of the Patterson Companies, Inc. Employee Stock Ownership Plan.

G.	Performance Stock Units. Executive’s unvested Performance Stock Units (“PSUs”) under the Company’s Equity Incentive Plans shall continue to vest, subject to achievement of required performance metrics, during the Transition Period. Pursuant to the terms of Executive’s Performance Stock Unit Award Agreements, Executive agrees that any PSUs that have not vested on or prior to the end of the Transition Period are forfeited and cancelled. For avoidance of doubt, Executive shall not receive any additional PSUs.

H.	Non-Qualified Stock Options. Executive’s unvested Non-Qualified Stock Options (“NQSOs”) under the Company’s Equity Incentive Plans shall continue to vest during the Transition Period. For avoidance of doubt, all outstanding NQSOs held by Executive as of the end of the Transition Period will, to the extent exercisable as of such date, remain exercisable for a period of 90 days after such date (but in no event after the expiration date of any such NQSO). Pursuant to the terms of Executive’s Non-Qualified Stock Option Award Agreements, Executive agrees that any NQSOs that have not vested on or prior to the end of the Transition Period are forfeited and cancelled. For avoidance of doubt, Executive shall not receive any additional NQSOs.

I.	Company Car. On or prior to the end of the Transition Period, Executive may purchase for her personal use the vehicle which the Company has been leasing for her (such date of purchase, the “Transfer Date”). Upon payment to the Company by Executive of the depreciated value of the vehicle, the Company will arrange for the transfer of title to Executive effective as of the Transfer Date. Executive shall be responsible for all applicable taxes and transfer title fees. Executive acknowledges and agrees that as of the Transfer Date the Company shall no longer insure or maintain the vehicle.

J.	Severance Payment. In exchange for the terms of a separation agreement in substantially the form attached hereto as Exhibit A (“Separation Agreement”) to be entered into at the end of the Transition Period, Executive shall receive, unless Executive has been terminated for Cause, a severance payment in the amount of $648,000. This total severance amount shall be paid to Executive in installments of $75,000 for each of the first five months and $21,000 for each of the next thirteen months pursuant to the Company’s regular payroll dates and procedures during the period between the effective date of the Separation Agreement and January 31, 2020. Said payments will commence no later than 60 days after the Separation Date provided that Executive has signed and not rescinded the Separation Agreement.

K.	Acknowledgment. Executive acknowledges that the consideration provided in this Agreement is good and valuable consideration in exchange for the Agreement, and includes payments and benefits to which she is not otherwise entitled.

L.	Withholding. Patterson shall withhold from the compensation payable to Executive under this Section II all appropriate deductions necessary for Patterson to satisfy its withholding obligations under federal, state and local income and employment tax laws.

M.

Cause Defined. “Cause” as used herein means: (a) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to and injurious to the Company; (b) any unlawful or criminal activity of a serious nature; (c) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to Executive’s overall duties; (d) any material breach by Executive of any employment, service, confidentiality, non-compete or non-solicitation agreement entered into with the Company; or (e) any misconduct requiring the Company to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws.

III.	EXECUTIVE AGREEMENTS

In exchange for the payments and benefits promised to Executive in this Agreement, Executive agrees as follows:

A.	Non-Encouragement Provision. Executive agrees that she will not instigate, cause, advise or encourage any other persons, groups of persons, corporations, partnerships or any other entity to file litigation against the Company.

B.	Litigation Hold. Executive agrees that during her employment with the Company she was provided with, and became subject to, one or more Company-issued litigation hold notices directing her to preserve specific categories of documents and electronically stored information (“ESI”) that may be potentially relevant to an existing or threatened legal action (“Potential Evidence”). Executive represents and warrants that she will make reasonable and good faith efforts to preserve all Potential Evidence in Executive’s possession, custody or control during the Transition Period and following her employment with the Company. This commitment to preserve Potential Evidence shall extend to any and all ESI (and its metadata) existing on: (1) any free-standing or networked computer or server in Executive’s personal possession, including any laptop, mobile phone, tablet, digital music device or digital camera and (2) any device that may store ESI, including internal and external hard or flash disk drives, as well as any optical or magnetic media. Executive further represents and warrants that she will make best efforts to cooperate with the Company in connection with any legal obligation that the Company may have in the future to obtain, review and produce any Potential Evidence in Executive’s possession, custody or control.

C.	Cooperation in Pending or Transitional Matters. Through January 31, 2020, Executive shall make herself reasonably available to the Company to answer questions, provide information and otherwise cooperate with the Company in any pending or transitional matters on which she may have worked or about which she may have personal knowledge. Executive agrees to cooperate fully with the Company, including its attorneys, managers and accountants, in connection with any transitional matters, potential or actual litigation, or other real or potential disputes, which directly or indirectly involve the Company. The Company shall reimburse Executive for reasonable expenses incurred by Executive in connection with such cooperation provided that the Company has given prior written approval for Executive to incur such expense.

D.	Non-competition and Notification. During the Transition Period and through January 31, 2020, Executive agrees not to directly or indirectly engage in, be interested in, or be employed by, anywhere in the United States, Canada or the United Kingdom, any direct competitor of the Company (including, without limitation, Henry Schein, Inc., Benco Dental Supply Company, Burkhart Dental Supply Co., and Amazon.com, Inc.) or any other business which offers, markets or sells any service or product that competes directly with any services or products of the Company, except with written consent of the Company, which consent will not be unreasonably withheld. By way of example, but not by way of limitation, “any service or product that competes directly with any services or products of the Company” includes dental services, dental products, animal health services and animal health products. For purposes of this provision, Executive shall be deemed to be interested in a business if she is engaged or interested in that business as a stockholder, director, officer, employee, salesperson, sales representative, agent, partner, individual proprietor, consultant, or otherwise, but not if such interest is limited solely to the ownership of 2% or less of the equity or debt securities of any class of a corporation whose shares are listed for trading on a national securities exchange or traded in the over-the-counter market.

In the event that Executive obtains new employment on or prior to January 31, 2020, Executive shall: (i) disclose this Agreement to her new employer prior to beginning the employment; and (ii) notify the Company of the identity of her new employer within seven (7) days after accepting any offer of employment by sending a written notification to the Company.

Executive agrees that the foregoing restrictions are in consideration of the payments received by Executive in accordance with this Agreement and that the restrictions are reasonable and necessary for the purpose of protecting Patterson’s legitimate business interests. Executive agrees that the scope of the business of the Company is independent of the location (such that it is not practical to limit the restrictions contained herein to a specific state, city or part thereof) and therefore acknowledges and agrees that the geographic scope of this restriction throughout the United States, Canada and the United Kingdom is reasonable and necessary.

Executive further agrees that the remedy of damages at law for breach by Executive of any of the covenants and obligations contained in this Agreement is an inadequate remedy. In recognition of the irreparable harm that a violation by Executive of the covenants and obligations in this Agreement would cause Patterson, or any company with which Patterson has a business relationship, Executive agrees that if she breaches or proposes to breach, any provision of this Agreement, Patterson shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach or proposed breach without showing or proving any actual damage to Patterson, it being understood by Executive and Patterson that both damages and equitable relief shall be proper modes of relief and are not to be considered alternative remedies.

E.	No Solicitation of Executives. Executive further agrees that during the Transition Period and through January 31, 2020, she shall not directly or indirectly, whether individually or as an owner, agent, representative, consultant or employee, participate or assist any individual or business entity to solicit, employ or conspire with others to employ any of the Company’s employees. The term “employ” for purposes of this section means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise.

F.	Confidential Information. Executive acknowledges that in the course of her employment with the Company, she has had access to Confidential Information. “Confidential Information” includes but is not limited to information not generally known to the public, in spoken, printed, electronic or any other form or medium relating directly or indirectly to: business processes, practices, policies, plans, documents, operations, services and strategies; contracts, transactions, and potential transactions; negotiations and pending negotiations; proprietary information, trade secrets and intellectual property; supplier and vendor agreements, strategies, plans and information; financial information and results, accounting information and records; legal strategies and information; marketing plans and strategies; pricing strategies; personnel information and staffing and succession planning practices and strategies; internal controls and security policies, strategies and procedures; and/or other confidential business information that she has learned, received or used at any time during her employment with Patterson whether or not such information has been previously identified as confidential or proprietary.

The Confidential Information may be contained in written materials, such as documents, files, reports, manuals, drawings, diagrams, blueprints and correspondence, as well as computer hardware and software, and electronic or other form or media. It may also consist of unwritten knowledge, including ideas, research, processes, plans, practices and know-how.

Confidential Information does not include information that is in the public domain or information generally known in the trade, other than as a result of a disclosure by or through Executive in violation of this Agreement or by another person in breach of a confidentiality obligation. Further, information that Executive acquired completely independently of her employment with Patterson is not considered to be Confidential Information.

Executive agrees that she shall not, at any time, disclose or otherwise make available Confidential Information to any person, company or other party. Further, Executive shall not use or disclose any Confidential Information at any time without Patterson’s prior written consent. This Agreement shall not limit any obligations Executive has under any confidentiality agreement or applicable law.

G.

Company Property and Return of Property. Executive acknowledges that as of the end of the Transition Period, she will return her Patterson-issued cellular phone and her Patterson-issued computer to the Company for processing. Within 21 days after the Transition Period, she will return all originals and copies of any documents, materials or property of Patterson, whether generated by her or any other person on her behalf or on behalf of Patterson or its vendors. All documents, files, records, reports, policies, training materials, communications materials, lists and information, e-mail messages, products, keys and access cards, cellular phones, computers, other materials, equipment, physical and electronic property, whether or not pertaining to Confidential Information, which were furnished to Executive by the Company, purchased or leased at the expense of the Company, or produced by the Company or Executive in connection with Executive’s employment will be and remain the sole property of the Company, except as otherwise provided herein. All copies of property, whether in tangible or intangible form, are also the property of the Company. Executive agrees that she will not retain any paper or electronic copies of these documents and materials.

Executive agrees that Patterson may open all mail (including but not limited to regular mail, electronic mail and voicemail) delivered to the Company and addressed to her.

H.	General Waiver and Release by Executive. As a material inducement to the Company to enter into this Agreement, and in consideration of the Company’s promise to make the payments set forth in this Agreement, Executive hereby knowingly and voluntarily releases Patterson, its affiliated and related entities, and any of their respective direct or indirect subsidiaries, and its and their respective officers, employees, agents, insurers, representatives, counsel, shareholders, directors, successors and assigns (“Releasees”) from all liability for damages or claims of any kind arising out of any actions, decisions, or events occurring through the date of Executive’s execution of this Agreement.

Executive understands that she is giving up any and all claims, complaints, causes of action or demands of any kind that she has or may have for claims arising under or based on Title VII of the Civil Rights Act, the Equal Pay Act, Executive Order 11246, the Americans with Disabilities Act, The Genetic Information Nondiscrimination Act of 2008, the Employee Retirement Income Security Act (“ERISA”) with respect to unvested benefits, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, the Uniform Services Employment and Reemployment Rights Act, the Minnesota Human Rights Act, any other state or local antidiscrimination, civil rights and human rights statutes, or any other federal state or local law which claims can be properly released through this Agreement. Executive further understands that this release extends to but is not limited to all claims that she has or may have for wrongful discharge, breach of contract, promissory estoppel or breach of an express or implied promise, misrepresentation or fraud, retaliation, infliction of emotional distress, defamation, or otherwise based on any theory arising from or related to her employment or separation of her employment with Patterson, or any other fact or matter occurring prior to her execution of this Agreement. Executive recognizes and understands that this Agreement does not seek to release claims that may not by law or otherwise be released, including but not limited to claims under the Fair Labor Standards Act, workers compensation or unemployment statutes, False Claims Act claims (Qui Tam), claims for vested rights under ERISA, and Executive’s right, pursuant to applicable law and the Company’s articles and bylaws, to seek to be defended and indemnified by the Company in the event a claim is asserted against her for acts that arose within the course and scope of her employment.

I.	Class Action Waiver. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration. The tribunal shall have the power to rule on any challenge to its own jurisdiction or to the validity or enforceability of any portion of the agreement to arbitrate. The Parties agree to arbitrate solely on an individual basis, and that this agreement to arbitrate does not permit class arbitration or any claims brought as a plaintiff or class member in any class or representative arbitration proceeding. The arbitral tribunal may not consolidate more than one person’s claims, and may not otherwise preside over any form of a representative or class proceeding. In the event the prohibition on class arbitration is deemed invalid or unenforceable, then the remaining portions of the arbitration agreement will remain in force.

J.	No Waiver of Rights. Executive understands this release does not apply to any claims or rights that the law does not allow to be waived, any claims or rights that may arise after the date that she signs this release, or any claims for breach of this Agreement. Moreover, nothing in this release including but not limited to the release of claims, the promise not to sue, the confidentiality obligations, and the return of property provision generally prevents Executive, without providing prior notice to the Company, from filing a charge or complaint with or from participating in an investigation or proceeding conducted by or contacting or communicating with the EEOC, NLRB, SEC, FINRA, or any other federal, state or local agency charged with the enforcement of any laws, although by signing this release Executive is waiving her right to individual relief based on claims asserted in such a charge or complaint or receipt of any award for providing information to such governmental agency, except where such a waiver is prohibited under SEC rules or other applicable law.

K.

Reasonable and Necessary. Executive acknowledges that she is a key employee of the Company and that Executive participates in and contributes to key phases of the Company’s operations. Executive agrees that the covenants provided for in this Section III are reasonable and necessary to protect the Company and its confidential information, goodwill and other legitimate business interests and, without such protection, the Company’s relationships and competitive advantage would be materially adversely affected. Executive agrees that the provisions of this Section III are an essential inducement to the Company to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which Executive is a party or by which she is bound. Executive further acknowledges that the restrictions contained in this Section III shall not impose an undue hardship on her since she has general business skills which may be used in industries other than that in which the Company conducts its business and shall not deprive Executive of her livelihood. In exchange for Executive agreeing to be bound by these reasonable and necessary covenants, the Company is providing Executive with the benefits as set forth in this Agreement, including without limitation the compensation set forth in Section II. Employee acknowledges and agrees that these benefits constitute full and adequate consideration for her obligations hereunder and will be provided only if she signs and does not rescind this Agreement. Executive further acknowledges and agrees that in the event Executive is terminated for Cause prior to the Separation Date, and therefore will not be paid the severance set forth in Section II(J), she remains bound by the provisions of this Section III. In the event Executive breaches the terms of this Section III, the severance and other payments made to Executive hereunder are subject to cessation and repayment as set forth in Section V(A) of this Agreement.

IV.	ACCEPTANCE AND RESCISSION PERIOD

By executing the Agreement below, Executive confirms and acknowledges that she has reviewed the information about the offer described above and given to her as part of this Agreement. Executive further acknowledges that she has been granted twenty-one (21) days from the date she received this Agreement within which to consider this Agreement. Executive further acknowledges that by virtue of being presented with this Agreement, she is hereby advised in writing to consult with legal counsel prior to executing this Agreement. Executive acknowledges that if she executes this Agreement prior to the expiration of twenty-one (21) days, or chooses to forgo the advice of legal counsel, she has done so freely and knowingly, and she waives any and all future claims that such action or actions would affect the validity of this Agreement. Executive acknowledges that any changes made to this Agreement after its first presentation to her, whether material or immaterial, do not re-start the tolling of this twenty-one (21) day period.

Executive may cancel this Agreement at any time on or before the fifteenth (15th) day following the date on which she signs the Agreement to assert alleged claims under the Minnesota Human Rights Act. Executive also may cancel this Agreement at any time on or before the seventh (7th) day following the date on which she signs the Agreement to assert alleged claims under the Age Discrimination of Employment Act. To be effective, the decision to cancel must be in writing and delivered to the Company, personally or by certified mail, to the attention of the General Counsel, Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, MN 55120 on or before the applicable fifteenth (15th) or seventh (7th) day after she signs the Agreement. If the release provisions of Section III are held invalid for any reason whatsoever, Executive agrees to return any consideration received under the terms of the Agreement to which she is not otherwise entitled absent this Agreement and that the Company is released from any obligations under the Agreement. By accepting the payments described in Section II of this Agreement, Executive acknowledges that the revocation periods have expired and that she did not revoke this Agreement.

V.	GENERAL PROVISIONS

A.

Effect of Breach/Early Termination for Cause. In the event that the Company determines after consultation with legal counsel that Executive has materially breached any provision of this Agreement or her employment is terminated by the Company prior to the Separation Date for Cause, Executive agrees that all payments yet to be paid under this Agreement shall immediately cease and be forfeited and Executive will immediately repay all moneys paid to her under this Agreement to which she is not otherwise entitled absent this Agreement; provided, however, that Executive will be entitled to resumption of payments and repayment of recollected amounts if an arbitrator or court subsequently issues a final determination ordering the same. Executive further agrees that she shall be obligated to reimburse the Company for its attorneys’ fees and costs incurred if necessary in collecting the money and successfully enforcing the terms of this Section V(A).

B.	Knowing and Voluntary Execution. Executive acknowledges that this Agreement confirms the transition and separation of Executive’s employment with Patterson and that this Agreement is entered into knowingly and voluntarily with full recognition and acceptance of the consequences of such act. Executive agrees that the payments listed above exceed that to which she would otherwise have been entitled, and that the extra payment is in exchange for signing this Agreement. Executive further acknowledges that she has had an opportunity to consult with the attorneys of her choice to explain the terms of this Agreement and the consequences of signing it.

C.	No Admission. This Agreement is not an admission by Patterson that it has acted wrongfully and Patterson disclaims any liability to Executive or any other person on the part of itself, its affiliated and related entities, and any of their respective direct or indirect subsidiaries, and its and their respective officers, employees, agents, insurers, representatives, counsel, shareholders, directors, successors and assigns.

D.	Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota. If any part of this Agreement is construed to be in violation of the law, such part will be modified to achieve the objective of the Parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

E.	Entire Agreement. Executive and the Company each represent and warrant that no promise or inducement has been offered or made except as set forth and that the consideration stated is the sole consideration for this Agreement. This Agreement is a complete agreement and states fully all agreements, understandings, promises, and commitments between Executive and the Company as to the transition and separation of Executive’s employment. If any portion of this Agreement is held to be void and unenforceable by a court of competent jurisdiction, the waiver and release set forth in Section III of this Agreement shall nevertheless be binding upon the Parties and remain in full force and effect.

F.	No Oral Amendments. This Agreement may not be changed except by an instrument in writing signed by the Parties.

G.	Counterparts. The Parties agree that this Agreement may be executed in counterparts and each executed counterpart shall be as effective as a signed original. Photographic or faxed copies of such signed counterparts may be used in lieu of the originals for any purpose.

H.	Successors and Assigns. The Parties agree that this Agreement shall be binding upon and inure to the benefit of all Parties and their respective representatives, predecessors, heirs, successors and assigns.

I.	Defense to Future Claims. Executive agrees that in the event that any claim, suit or action shall be commenced by her against the Company arising out of any charge, claim or cause of action of any nature whatsoever, known or unknown, including, but not limited to, claims, suits or actions relating to her employment with Patterson or any prior agreement with Patterson, through this date, this Agreement shall constitute a complete defense to any such claims, suits or actions so instituted.

J.	Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the Parties agree that the payments hereunder shall be exempt from, or satisfy the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in a manner that will preclude the imposition of penalties described in Code Section 409A. Payments made pursuant to this Agreement are intended to satisfy the short-term deferral rule or separation pay exception within the meaning of Code Section 409A.

Executive’s termination of employment shall mean a “separation from service” within the meaning of Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Code Section 409A; provided, that in no event shall the Company have any obligation to indemnify the Executive from the effect of any taxes under Code Section 409A. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code and to the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with, or are exempt from, Section 409A of the Code. The parties agree to cooperate so that this Agreement may be amended, as may be necessary to fully comply with, or to be exempt from, Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

K.	Acknowledgement. Executive affirms that she has read this Agreement and been advised that she has twenty-one (21) days from the date she received it to sign this Agreement, and that she has been advised in writing to consult with an attorney prior to signing this Agreement. Executive affirms that the provisions of this Agreement are understandable to her and she has entered into this Agreement freely and voluntarily.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their signatures below.

Dated: March 1, 2018	/s/ Ann B. Gugino
Ann B. Gugino

Dated: March 1, 2018	Patterson Companies, Inc.

	By:	/s/ Mark S. Walchirk
Mark S. Walchirk
Chief Executive Officer

EXHIBIT A

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is between Patterson Companies, Inc., on behalf of itself, its affiliated and related entities, and any of their respective direct or indirect subsidiaries (collectively referred to herein as the “Company” or “Patterson”), and Ann B. Gugino (referred to herein as “Employee”) (Patterson and Employee are collectively referred to herein as “Parties”). This Agreement is effective fifteen (15) days from the date on which it is signed by all Parties hereto (“Effective Date”).

WHEREAS, Employee has been employed as Patterson’s Special Advisor pursuant to the terms of the Transition Agreement dated March 1, 2018 (the “Transition Agreement”);

WHEREAS, Employee’s employment with the Company shall end effective July 31, 2018;

WHEREAS, the Parties desire to settle fully and finally all matters between them and ensure that Employee’s departure from the Company is amicable and that all matters, actual and/or potential, between the Company and Employee are fully and finally resolved; and

WHEREAS, as a condition to the Company’s payment to Employee of the severance payments and benefits set forth in the Transition Agreement, Employee is required to sign and not revoke a waiver and release agreement in a form acceptable to the Company;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed by and between the Parties as follows:

I.	EMPLOYMENT SEPARATION

A.	Separation Date. Effective July 31, 2018, Employee’s position as an employee of the Company shall hereby end (the “Separation Date”). As of the Separation Date, Employee hereby also resigns from any and all officer positions, if any, she then holds with the Company.

B.	Separation. Effective on the Separation Date, Employee shall have no further rights deriving from Employee’s employment by the Company, and shall not be entitled to any further compensation or non-vested benefits, except as provided in this Agreement and/or in accordance with applicable law.

II.	CONSIDERATION

If Employee chooses to execute this Agreement, the Company will provide her with the following payments to which she would not be entitled absent her execution of this Agreement. Employee acknowledges and agrees that the consideration described in this Agreement shall be paid in the place of any amount to which he may have been entitled under any oral or written severance policy or plan at the Company.

A.	Salary. Employee shall be paid her current salary through the Separation Date. Employee shall receive no salary after the Separation Date.

B.	Non-Equity Incentive Plan Compensation. Employee shall remain eligible to receive non-equity incentive plan compensation for the fiscal year ending April 28, 2018 under the Company’s Management Incentive Compensation Plan. Employee shall not receive any other additional non-equity incentive plan compensation.

C.	Health and Welfare Benefits. All health and welfare benefits applicable to Employee shall continue in effect until July 31, 2018. Beginning August 1, 2018, Employee shall be permitted to elect to continue health coverage then in effect under Patterson’s plan pursuant to COBRA, 26 U.S.C. § 9801 et seq.; provided, however, that the cost of any such coverage shall be at Employee’s expense. In addition, Employee shall be permitted to continue her coverage under the Company’s group life insurance policy, and then convert that coverage to an individual policy, subject to the terms of the group policy and applicable law, and she shall be responsible for the premiums on such continued and converted coverage.

D.	Restricted Stock Awards/Restricted Stock Units. Employee’s unvested Restricted Stock Awards (“RSAs”) and Restricted Stock Units (“RSUs”) under the Company’s Amended and Restated Equity Incentive Plan and the Company’s 2015 Omnibus Incentive Plan (collectively, the “Equity Incentive Plans”) shall continue to vest through the Separation Date. Pursuant to the terms of the Employee’s Restricted Stock Award Agreements and Restricted Stock Unit Award Agreements, Employee agrees that any RSAs and RSUs that have not vested on or prior to the Separation Date are forfeited and cancelled. For avoidance of doubt, Employee shall not receive any additional RSAs or RSUs.

E.	Capital Accumulation Plan. Company and Employee agrees that Section 5(g)(iii) of the Company’s Capital Accumulation Plan (“CAP”) applies.

F.	Employee Stock Ownership Plan (ESOP). Company and Employee agree that Employee will be eligible for allocations in accordance with the terms of the Patterson Companies, Inc. Employee Stock Ownership Plan.

G.	Performance Stock Units. Employee’s unvested Performance Stock Units (“PSUs”) under the Company’s Equity Incentive Plans shall continue to vest, subject to achievement of required performance metrics, through the Separation Date. Pursuant to the terms of Employee’s Performance Stock Unit Award Agreements, Employee agrees that any PSUs that have not vested on or prior to the Separation Date are forfeited and cancelled. For avoidance of doubt, Employee shall not receive any additional PSUs.

H.

Non-Qualified Stock Options. Employee’s unvested Non-Qualified Stock Options (“NQSOs”) under the Company’s Equity Incentive Plans shall continue to vest through the Separation Date. For avoidance of doubt, all outstanding NQSOs held by Employee as of the Separation Date will, to the extent exercisable

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as of such date, remain exercisable for a period of 90 days after such date (but in no event after the expiration date of any such NQSO). Pursuant to the terms of Employee’s Non-Qualified Stock Option Award Agreements, Employee agrees that any NQSOs that have not vested on or prior to the Separation Date are forfeited and cancelled. For avoidance of doubt, Employee shall not receive any additional NQSOs.

I.	Company Car. On or prior to the Separation Date, Employee may purchase for her personal use the vehicle which the Company has been leasing for her (such date of purchase, the “Transfer Date”). Upon payment to the Company by Employee of the depreciated value of the vehicle, the Company will arrange for the transfer of title to Employee effective as of the Transfer Date. Employee shall be responsible for all applicable taxes and transfer title fees. Employee acknowledges and agrees that as of the Transfer Date the Company shall no longer insure or maintain the vehicle.

J.	Severance Payment. In exchange for the terms of this Agreement, Employee shall receive a severance payment in the amount of $648,000. This total severance amount shall be paid to Employee in installments of $75,000 for each of the first five months and $21,000 for each of the next thirteen months pursuant to the Company’s regular payroll dates and procedures during the period between the effective date of the Separation Agreement and January 31, 2020. Said payments will commence no later than 60 days after the Separation Date provided that Employee has signed and not rescinded this Agreement.

K.	Acknowledgment. Employee acknowledges that the consideration provided in this Agreement is good and valuable consideration in exchange for the Agreement, and includes payments and benefits to which she is not otherwise entitled.

L.	Withholding. Patterson shall withhold from the compensation payable to Employee under this Section II all appropriate deductions necessary for Patterson to satisfy its withholding obligations under federal, state and local income and employment tax laws.

III.	EMPLOYEE AGREEMENTS

In exchange for the payments and benefits promised to Employee in this Agreement, Employee agrees as follows:

A.	Non-Encouragement Provision. Employee agrees that she will not instigate, cause, advise or encourage any other persons, groups of persons, corporations, partnerships or any other entity to file litigation against the Company.

B.

Litigation Hold. Employee agrees that during her employment with the Company she was provided with, and became subject to, one or more Company-issued litigation hold notices directing her to preserve specific categories of documents and electronically stored information (“ESI”) that may be potentially relevant to an existing or threatened legal action (“Potential Evidence”).

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Employee represents and warrants that she will make reasonable and good faith efforts to preserve all Potential Evidence in Employee’s possession, custody or control. This commitment to preserve Potential Evidence shall extend to any and all ESI (and its metadata) existing on: (1) any free-standing or networked computer or server in Employee’s personal possession, including any laptop, mobile phone, tablet, digital music device or digital camera and (2) any device that may store ESI, including internal and external hard or flash disk drives, as well as any optical or magnetic media. Employee further represents and warrants that she will make best efforts to cooperate with the Company in connection with any legal obligation that the Company may have in the future to obtain, review and produce any Potential Evidence in Employee’s possession, custody or control.

C.	Cooperation in Pending or Transitional Matters. Through January 31, 2020, Employee shall make herself reasonably available to the Company to answer questions, provide information and otherwise cooperate with the Company in any pending or transitional matters on which she may have worked or about which she may have personal knowledge. Employee agrees to cooperate fully with the Company, including its attorneys, managers and accountants, in connection with any transitional matters, potential or actual litigation, or other real or potential disputes, which directly or indirectly involve the Company. The Company shall reimburse Employee for reasonable expenses incurred by Employee in connection with such cooperation provided that the Company has given prior written approval for Employee to incur such expense.

D.	Non-competition and Notification. Through January 31, 2020, Employee agrees not to directly or indirectly engage in, be interested in, or be employed by, anywhere in the United States, Canada or the United Kingdom, any direct competitor of the Company (including, without limitation, Henry Schein, Inc., Benco Dental Supply Company, Burkhart Dental Supply Co., and Amazon.com, Inc.) or any other business which offers, markets or sells any service or product that competes directly with any services or products of the Company, except with written consent of the Company, which consent will not be unreasonably withheld. By way of example, but not by way of limitation, “any service or product that competes directly with any services or products of the Company” includes dental services, dental products, animal health services and animal health products. For purposes of this provision, Employee shall be deemed to be interested in a business if she is engaged or interested in that business as a stockholder, director, officer, employee, salesperson, sales representative, agent, partner, individual proprietor, consultant, or otherwise, but not if such interest is limited solely to the ownership of 2% or less of the equity or debt securities of any class of a corporation whose shares are listed for trading on a national securities exchange or traded in the over-the-counter market.

In the event that Employee obtains new employment on or prior to January 31, 2020, Employee shall: (i) disclose this Agreement to her new employer prior to beginning the employment; and (ii) notify the Company of the identity of her new employer within seven (7) days after accepting any offer of employment by sending a written notification to the Company.

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Employee agrees that the foregoing restrictions are in consideration of the payments received by Employee in accordance with this Agreement and that the restrictions are reasonable and necessary for the purpose of protecting Patterson’s legitimate business interests. Employee agrees that the scope of the business of the Company is independent of the location (such that it is not practical to limit the restrictions contained herein to a specific state, city or part thereof) and therefore acknowledges and agrees that the geographic scope of this restriction throughout the United States, Canada and the United Kingdom is reasonable and necessary.

Employee further agrees that the remedy of damages at law for breach by Employee of any of the covenants and obligations contained in this Agreement is an inadequate remedy. In recognition of the irreparable harm that a violation by Employee of the covenants and obligations in this Agreement would cause Patterson, or any company with which Patterson has a business relationship, Employee agrees that if she breaches or proposes to breach, any provision of this Agreement, Patterson shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach or proposed breach without showing or proving any actual damage to Patterson, it being understood by Employee and Patterson that both damages and equitable relief shall be proper modes of relief and are not to be considered alternative remedies.

E.	No Solicitation of Employees. Through January 31, 2020, she shall not directly or indirectly, whether individually or as an owner, agent, representative, consultant or employee, participate or assist any individual or business entity to solicit, employ or conspire with others to employ any of the Company’s employees. The term “employ” for purposes of this section means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise.

F.	Confidential Information. Employee acknowledges that in the course of her employment with the Company, she has had access to Confidential Information. “Confidential Information” includes but is not limited to information not generally known to the public, in spoken, printed, electronic or any other form or medium relating directly or indirectly to: business processes, practices, policies, plans, documents, operations, services and strategies; contracts, transactions, and potential transactions; negotiations and pending negotiations; proprietary information, trade secrets and intellectual property; supplier and vendor agreements, strategies, plans and information; financial information and results, accounting information and records; legal strategies and information; marketing plans and strategies; pricing strategies; personnel information and staffing and succession planning practices and strategies; internal controls and security policies, strategies and procedures; and/or other confidential business information that she has learned, received or used at any time during her employment with Patterson whether or not such information has been previously identified as confidential or proprietary.

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The Confidential Information may be contained in written materials, such as documents, files, reports, manuals, drawings, diagrams, blueprints and correspondence, as well as computer hardware and software, and electronic or other form or media. It may also consist of unwritten knowledge, including ideas, research, processes, plans, practices and know-how.

Confidential Information does not include information that is in the public domain or information generally known in the trade, other than as a result of a disclosure by or through Employee in violation of this Agreement or by another person in breach of a confidentiality obligation. Further, information that Employee acquired completely independently of her employment with Patterson is not considered to be Confidential Information.

Employee agrees that she shall not, at any time, disclose or otherwise make available Confidential Information to any person, company or other party. Further, Employee shall not use or disclose any Confidential Information at any time without Patterson’s prior written consent. This Agreement shall not limit any obligations Employee has under any confidentiality agreement or applicable law.

G.	Company Property and Return of Property. Employee acknowledges that as of the Separation Date, she will return her Patterson-issued cellular phone and her Patterson-issued computer to the Company for processing. Within 21 days after the Separation Date, she will return all originals and copies of any documents, materials or property of Patterson, whether generated by her or any other person on her behalf or on behalf of Patterson or its vendors. All documents, files, records, reports, policies, training materials, communications materials, lists and information, e-mail messages, products, keys and access cards, cellular phones, computers, other materials, equipment, physical and electronic property, whether or not pertaining to Confidential Information, which were furnished to Employee by the Company, purchased or leased at the expense of the Company, or produced by the Company or Employee in connection with Employee’s employment will be and remain the sole property of the Company, except as otherwise provided herein. All copies of property, whether in tangible or intangible form, are also the property of the Company. Employee agrees that she will not retain any paper or electronic copies of these documents and materials.

Employee agrees that Patterson may open all mail (including but not limited to regular mail, electronic mail and voicemail) delivered to the Company and addressed to her.

H.	General Waiver and Release by Employee. As a material inducement to the Company to enter into this Agreement, and in consideration of the Company’s promise to make the payments set forth in this Agreement, Employee hereby knowingly and voluntarily releases Patterson, its affiliated and related entities, and any of their respective direct or indirect subsidiaries, and its and their respective officers, employees, agents, insurers, representatives, counsel, shareholders, directors, successors and assigns (“Releasees”) from all liability for damages or claims of any kind arising out of any actions, decisions, or events occurring through the date of Employee’s execution of this Agreement.

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Employee understands that she is giving up any and all claims, complaints, causes of action or demands of any kind that she has or may have for claims arising under or based on Title VII of the Civil Rights Act, the Equal Pay Act, Employee Order 11246, the Americans with Disabilities Act, The Genetic Information Nondiscrimination Act of 2008, the Employee Retirement Income Security Act (“ERISA”) with respect to unvested benefits, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, the Uniform Services Employment and Reemployment Rights Act, the Minnesota Human Rights Act, any other state or local antidiscrimination, civil rights and human rights statutes, or any other federal state or local law which claims can be properly released through this Agreement. Employee further understands that this release extends to but is not limited to all claims that she has or may have for wrongful discharge, breach of contract, promissory estoppel or breach of an express or implied promise, misrepresentation or fraud, retaliation, infliction of emotional distress, defamation, or otherwise based on any theory arising from or related to her employment or separation of her employment with Patterson, or any other fact or matter occurring prior to her execution of this Agreement. Employee recognizes and understands that this Agreement does not seek to release claims that may not by law or otherwise be released, including but not limited to claims under the Fair Labor Standards Act, workers compensation or unemployment statutes, False Claims Act claims (Qui Tam), claims for vested rights under ERISA, and Employee’s right, pursuant to applicable law and the Company’s articles and bylaws, to seek to be defended and indemnified by the Company in the event a claim is asserted against her for acts that arose within the course and scope of her employment.

I.	Class Action Waiver. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration. The tribunal shall have the power to rule on any challenge to its own jurisdiction or to the validity or enforceability of any portion of the agreement to arbitrate. The Parties agree to arbitrate solely on an individual basis, and that this agreement to arbitrate does not permit class arbitration or any claims brought as a plaintiff or class member in any class or representative arbitration proceeding. The arbitral tribunal may not consolidate more than one person’s claims, and may not otherwise preside over any form of a representative or class proceeding. In the event the prohibition on class arbitration is deemed invalid or unenforceable, then the remaining portions of the arbitration agreement will remain in force.

J.

No Waiver of Rights. Employee understands this release does not apply to any claims or rights that the law does not allow to be waived, any claims or rights that may arise after the date that she signs this release, or any claims for breach of this Agreement. Moreover, nothing in this release including but not limited to the release of claims, the promise not to sue, the confidentiality obligations, and the

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return of property provision generally prevents Employee, without providing prior notice to the Company, from filing a charge or complaint with or from participating in an investigation or proceeding conducted by or contacting or communicating with the EEOC, NLRB, SEC, FINRA, or any other federal, state or local agency charged with the enforcement of any laws, although by signing this release Employee is waiving her right to individual relief based on claims asserted in such a charge or complaint or receipt of any award for providing information to such governmental agency, except where such a waiver is prohibited under SEC rules or other applicable law.

K.	Reasonable and Necessary. Employee acknowledges that she was a key employee of the Company and that Employee participated in and contributed to key phases of the Company’s operations. Employee agrees that the covenants provided for in this Section III are reasonable and necessary to protect the Company and its confidential information, goodwill and other legitimate business interests and, without such protection, the Company’s relationships and competitive advantage would be materially adversely affected. Employee agrees that the provisions of this Section III are an essential inducement to the Company to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which Employee is a party or by which she is bound. Employee further acknowledges that the restrictions contained in this Section III shall not impose an undue hardship on her since she has general business skills which may be used in industries other than that in which the Company conducts its business and shall not deprive Employee of her livelihood. In exchange for Employee agreeing to be bound by these reasonable and necessary covenants, the Company is providing Employee with the benefits as set forth in this Agreement, including without limitation the compensation set forth in Section II. Employee acknowledges and agrees that these benefits constitute full and adequate consideration for her obligations hereunder and will be provided only if she signs and does not rescind this Agreement. In the event Employee breaches the terms of this Section III, the severance and other payments made to Employee hereunder are subject to cessation and repayment as set forth in Section V(A) of this Agreement.

IV.	ACCEPTANCE AND RESCISSION PERIOD

By executing the Agreement below, Employee confirms and acknowledges that she has reviewed the information about the offer described above and given to her as part of this Agreement. Employee further acknowledges that she has been granted twenty-one (21) days from the date she received this Agreement within which to consider this Agreement. Employee further acknowledges that by virtue of being presented with this Agreement, she is hereby advised in writing to consult with legal counsel prior to executing this Agreement. Employee acknowledges that if she executes this Agreement prior to the expiration of twenty-one (21) days, or chooses to forgo the advice of legal counsel, she has done so freely and knowingly, and she waives any and all future claims that such action or actions would affect the validity of this Agreement. Employee acknowledges that any changes made to this Agreement after its first presentation to her, whether material or immaterial, do not re-start the tolling of this twenty-one (21) day period.

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Employee may cancel this Agreement at any time on or before the fifteenth (15th) day following the date on which she signs the Agreement to assert alleged claims under the Minnesota Human Rights Act. Employee also may cancel this Agreement at any time on or before the seventh (7th) day following the date on which she signs the Agreement to assert alleged claims under the Age Discrimination of Employment Act. To be effective, the decision to cancel must be in writing and delivered to the Company, personally or by certified mail, to the attention of the General Counsel, Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, MN 55120 on or before the applicable fifteenth (15th) or seventh (7th) day after she signs the Agreement. If the release provisions of Section III are held invalid for any reason whatsoever, Employee agrees to return any consideration received under the terms of the Agreement to which she is not otherwise entitled absent this Agreement and that the Company is released from any obligations under the Agreement. By accepting the payments described in Section II of this Agreement, Employee acknowledges that the revocation periods have expired and that she did not revoke this Agreement.

V.	GENERAL PROVISIONS

A.	Effect of Breach. In the event that the Company determines after consultation with legal counsel that Employee has materially breached any provision of this Agreement, Employee agrees that all payments yet to be paid under this Agreement shall immediately cease and be forfeited and Employee will immediately repay all moneys paid to her under this Agreement to which she is not otherwise entitled absent this Agreement; provided, however, that Employee will be entitled to resumption of payments and repayment of recollected amounts if an arbitrator or court subsequently issues a final determination ordering the same. Employee further agrees that she shall be obligated to reimburse the Company for its attorneys’ fees and costs incurred if necessary in collecting the money and successfully enforcing the terms of this Section V(A).

B.	Knowing and Voluntary Execution. Employee acknowledges that this Agreement confirms the separation of Employee’s employment with Patterson and that this Agreement is entered into knowingly and voluntarily with full recognition and acceptance of the consequences of such act. Employee agrees that the payments listed above exceed that to which she would otherwise have been entitled, and that the extra payment is in exchange for signing this Agreement. Employee further acknowledges that she has had an opportunity to consult with the attorneys of her choice to explain the terms of this Agreement and the consequences of signing it.

C.	No Admission. This Agreement is not an admission by Patterson that it has acted wrongfully and Patterson disclaims any liability to Employee or any other person on the part of itself, its affiliated and related entities, and any of their respective direct or indirect subsidiaries, and its and their respective officers, employees, agents, insurers, representatives, counsel, shareholders, directors, successors and assigns.

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D.	Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota. If any part of this Agreement is construed to be in violation of the law, such part will be modified to achieve the objective of the Parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

E.	Entire Agreement. Employee and the Company each represent and warrant that no promise or inducement has been offered or made except as set forth and that the consideration stated is the sole consideration for this Agreement. This Agreement is a complete agreement and states fully all agreements, understandings, promises, and commitments between Employee and the Company as to the separation of Employee’s employment. If any portion of this Agreement is held to be void and unenforceable by a court of competent jurisdiction, the waiver and release set forth in Section III of this Agreement shall nevertheless be binding upon the Parties and remain in full force and effect.

F.	No Oral Amendments. This Agreement may not be changed except by an instrument in writing signed by the Parties.

G.	Counterparts. The Parties agree that this Agreement may be executed in counterparts and each executed counterpart shall be as effective as a signed original. Photographic or faxed copies of such signed counterparts may be used in lieu of the originals for any purpose.

H.	Successors and Assigns. The Parties agree that this Agreement shall be binding upon and inure to the benefit of all Parties and their respective representatives, predecessors, heirs, successors and assigns.

I.	Defense to Future Claims. Employee agrees that in the event that any claim, suit or action shall be commenced by her against the Company arising out of any charge, claim or cause of action of any nature whatsoever, known or unknown, including, but not limited to, claims, suits or actions relating to her employment with Patterson or any prior agreement with Patterson, through this date, this Agreement shall constitute a complete defense to any such claims, suits or actions so instituted.

J.	Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the Parties agree that the payments hereunder shall be exempt from, or satisfy the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in a manner that will preclude the imposition of penalties described in Code Section 409A. Payments made pursuant to this Agreement are intended to satisfy the short-term deferral rule or separation pay exception within the meaning of Code Section 409A.

Employee’s termination of employment shall mean a “separation from service” within the meaning of Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Code Section 409A; provided, that in no event shall the Company have any obligation to indemnify the Employee from the effect of any taxes under Code Section 409A.

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The parties intend that this Agreement will be administered in accordance with Section 409A of the Code and to the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with, or are exempt from, Section 409A of the Code. The parties agree to cooperate so that this Agreement may be amended, as may be necessary to fully comply with, or to be exempt from, Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

K.	Acknowledgement. Employee affirms that she has read this Agreement and been advised that she has twenty-one (21) days from the date she received it to sign this Agreement, and that she has been advised in writing to consult with an attorney prior to signing this Agreement. Employee affirms that the provisions of this Agreement are understandable to her and she has entered into this Agreement freely and voluntarily.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their signatures below.

Dated: _____________, 2018
Ann B. Gugino

Dated: _____________, 2018	Patterson Companies, Inc.

By:
Mark S. Walchirk
Chief Executive Officer

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